UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
December 7, 2019

ALPHABET INC.
(Exact name of registrant as specified in its charter)

Delaware	001-37580	61-1767919
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
1600 Amphitheatre Parkway
Mountain View, CA 94043
(Address of principal executive offices) (Zip Code)
(650) 253-0000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.001 par value	GOOGL	Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Class C Capital Stock, $0.001 par value	GOOG	Nasdaq Stock Market LLC
(Nasdaq Global Select Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 7, 2019, the Board of Directors (the “Board”) of Alphabet Inc. (the “Company”) appointed Frances Arnold to serve as a member of the Board and the Nominating and Corporate Governance Committee of the Board, effective immediately. There are no arrangements or understandings between Ms. Arnold and any other persons pursuant to which Ms. Arnold was selected as a director of the Company. There are no relationships or related transactions between Ms. Arnold and the Company that would be required to be reported.

Ms. Arnold manages a research group at the California Institute of Technology and is the Linus Pauling Professor of Chemical Engineering, Bioengineering and Biochemistry at the California Institute of Technology and Director of the Donna and Benjamin M. Rosen Bioengineering Center. She joined the California Institute of Technology in 1986 and has served as a Visiting Associate, Assistant Professor, Professor, and Director. Ms. Arnold’s laboratory focuses on protein engineering by directed evolution, with applications in alternative energy, chemicals, and medicine. She is the recipient of numerous honors, including the Nobel Prize in Chemistry, the Millennium Technology Prize, induction into the National Inventors Hall of Fame, Fellow of the National Academy of Inventors, the ENI Prize in Renewable and Nonconventional Energy, the U.S. National Medal of Technology and Innovation, and the Charles Stark Draper Prize of the U.S. National Academy of Engineering. Ms. Arnold is an elected member of all three U.S. National Academies of Science, Medicine, and Engineering, as well as the American Academy of Arts and Sciences. Ms. Arnold serves as a director of Illumina, Inc., a provider of integrated systems for the analysis of genetic variation and biological function, since 2016, and serves as Chair of its Science and Technology Committee and as a member of the Nominating and Corporate Governance Committee; and as a director of Provivi, Inc., a privately-held agriculture pest management company. Ms. Arnold holds a Bachelor of Science degree in mechanical and aerospace engineering from Princeton University and a Doctoral degree in chemical engineering from the University of California, Berkeley.

In connection with her appointment to the Board, Ms. Arnold will be granted an initial equity award of $1,000,000 in the form of the Company’s Restricted Stock Units (“GSUs”) on the first Wednesday of the month following her appointment to the Board, with each GSU entitling Ms. Arnold to receive one share of the Company’s Class C capital stock as the GSU vests. The exact number of GSUs comprising the grant will be calculated by dividing $1,000,000 by the closing price of the Company’s Class C capital stock on the trading day prior to grant. These GSUs will vest at the rate of 25% on the 25th day of the month in which the grant’s first anniversary occurs, and an additional 1/48th will vest on the 25th day of each month thereafter, subject to continued service on the Board on the applicable vesting dates. Following each of the Company’s annual stockholder meetings, Ms. Arnold will also be eligible to receive the Company’s standard compensation arrangement for non-employee directors, which consists of an annual $350,000 GSU grant, vesting monthly over a period of four years, and an annual $75,000 cash retainer. The grant and payment following the 2020 annual stockholder meeting will be prorated based upon the time between the effective date of Ms. Arnold’s appointment to the Board and the date of the 2020 annual stockholder meeting. The GSUs are subject to the terms and conditions of the Company’s Amended and Restated 2012 Stock Plan and its related grant agreements. The Company will also reimburse Ms. Arnold all reasonable expenses in connection with her services to the Company. A copy of the letter agreement between Ms. Arnold and the Company is filed as Exhibit 10.1 to this Current Report on Form 8-K.

Ms. Arnold will execute the Company’s form of indemnification agreement, a copy of which has been filed as Exhibit 10.4 to the Company’s Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on October 2, 2015.

A copy of the press release announcing the above is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement, dated December 7, 2019, between Frances Arnold and Alphabet Inc.
10.4	Form of Indemnification Agreement (incorporated by reference from Current Report on Form 8-K (File No. 001-37580) filed on October 2, 2015
99.1	Press release of Alphabet Inc. dated December 9, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALPHABET INC.

Date: December 9, 2019	/s/ Kathryn W. Hall
Kathryn W. Hall Assistant Secretary